Exhibit 10.33

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this 16th day of October, 2007 (the “Effective Date”), between URSULA BARTELS (the “Executive”) and MEDAREX, INC. (the “Company”) (collectively, the Executive and the Company shall be referred to as the “Parties”).  In consideration of the mutual promises and agreements contained herein, the Parties agree as follows:

1.             PURPOSE.  The Company desires to avail itself of the services of the Executive as its Senior Vice President, General Counsel and Secretary, and the Executive desires to provide such services in accordance with the terms of this Agreement; provided, however, that the Executive will not assume duties as the Company’s General Counsel and Secretary until the conclusion of a brief transition period, which is anticipated to end on November 15, 2007.  The Parties agree that the duties and obligations expected of the Executive and of the Company are as set forth in this Agreement.

2.             EFFECTIVE DATE AND TERM.  This Agreement shall be effective, and its term (the “Term”) shall commence as of the Effective Date.  The Term shall continue through and until December 31, 2008 (the “Initial Term”), unless terminated sooner as provided by this Agreement or extended by the Parties.  The Term shall be automatically renewed for successive periods of one (1) year each (each, a “Renewal Term”), unless either Party gives to the other written notice of intent not to renew at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term.

3.             COMPENSATION.

 A.           Base Salary.  During the Term, the Company shall pay or cause to be paid to the Executive, in bi-weekly installments, a salary of $385,000 per annum or such greater amount (the “Base Salary”) as may from time to time be determined by the Compensation and Organization Committee (the “Committee”) of the Board of Directors of the Company (the “Board”).  The Base Salary shall be reviewed annually by the Committee and, if appropriate, may be increased. Notwithstanding the foregoing, no increase in Base Salary shall be paid to the Executive unless and until approved by the Committee.

 B.           Annual Bonus Compensation.  The Executive may, at the Committee’s discretion, be awarded incentive compensation, currently in the form of a cash bonus for each fiscal year of the Company during the Executive’s employment, under the Company’s compensation plans based upon performance.  As presently structured, if the targeted level of performance is satisfied, the bonus amount, as determined by the Committee from time to time in its sole discretion, will be equal to forty percent (40%) of the Executive’s Base Salary for the year in which the Executive satisfies the applicable bonus criteria.  There is no guaranteed minimum level of bonus compensation, and the actual amount of bonus compensation, if any, will be determined by the Committee, in its sole discretion.

 C.           Long-Term Incentive Compensation.  The Executive will be eligible to participate in the Company’s annual awards to executives of long-term incentive compensation in the form and the terms as determined by the Compensation Committee. These awards are discretionary and are subject to review and adjustment based on the Executive’s and the Company’s performance and the Company’s compensation policies that are in place from time to time.  In connection with the commencement of the Executive’s employment with the Company, the Executive shall receive the following grants of equity compensation:

(1)           Stock Options.  As soon as practicable after commencement of the Executive’s employment with the Company and in accordance with the Company’s Policy and Procedures for the Granting of Stock Options and Other Equity-Based Incentives (the “Policy”), the Executive shall be granted a non-qualified stock option for 200,000 shares of the Company’s common stock with an exercise price per share equal to the fair market value (as defined in the Policy) on the date of grant and with a term of ten (10) years.  The stock option will vest as to 50,000 shares each on the one-year, two-year, three-year and four-year anniversaries of the start date of the Executive’s employment with the Company, in each case, so long as the Executive remains employed by the Company.

(2)           Restricted Shares.  As soon as practicable after commencement of the Executive’s employment with the Company and in accordance with the Company’s Policy, the Executive shall be granted 15,000 shares of restricted stock.  These shares will vest in full on the three-year anniversary of the start date of the Executive’s employment with the Company, so long as the Executive remains employed by the Company.

 D.           Expense Reimbursement. The Company shall reimburse the Executive in accordance with the Company’s reimbursement policies in effect from time to time for all reasonable and customary business expenses incurred during the Executive’s employment, provided that the Executive must furnish to the Company reasonably adequate records and documentary evidence of such expenses.  In connection with the commencement of employment, the Executive shall be provided with the following additional stipends and expense reimbursements:

(1)   Temporary Local Housing.  For up to twelve (12) months following the Effective Date, the Company shall pay the Executive a monthly stipend of $2,500 for the cost of temporary housing and related expenses in the Princeton, New Jersey area (the “Monthly Allowance”). At the end of the initial Term, provided the Agreement is extended by the Parties, the Company shall continue to pay the Executive the Monthly Allowance, which, in aggregate, together with the total Monthly Allowance paid in the initial Term, shall not to exceed the value of the Cost of Relocation defined in 3.D(2) of this Agreement, which is estimated to be $165,000.

(2)           Cost of Relocation.  In connection with the relocation of the Executive’s residence from Lafayette, California to the Princeton, New Jersey area at any time during the first twenty-four (24) months of her employment with the Company (subject to earlier termination of the Term in accordance with the provisions of this Agreement), the Company shall reimburse the Executive for (i) the reasonable cost of packing and direct route transportation of household goods and automobiles, including any necessary temporary storage; (ii) reasonable and customary closing costs (including real estate commissions, legal fees and recording fees) incurred by the Executive in the sale of her home in Lafayette, California); and (iii) reasonable and customary closing costs (but not including mortgage points) incurred by the Executive in the purchase of a residence in the Princeton, New Jersey area, to the extent such costs do not exceed three percent (3%) of the purchase price of such residence.

(3)           Relocation Reimbursement Tax Gross-Up.  To the extent that any payment to or for the Executive’s account made by the Company under (2) above results in the taxable income to the Executive under U.S. federal, state or local law, the Executive shall be entitled to receive in cash a payment from the Company of an amount that, on an after-tax basis (including all federal, state and local income taxes), equals the amount of such income taxes payable by the Executive with respect to such payment.  Any determination required under the foregoing provision shall be made conclusively by a national independent public accounting firm reasonably acceptable to the Executive as may be designated by the Company.

 E.            Benefits.

(1)           Standard Benefits.  The Executive shall be eligible to participate in such standard employee benefit programs (including medical, dental, life and disability insurance) as the Company shall maintain from time to time for the benefit of employees and other senior executives.  The Executive may receive such other and additional benefits as the Board may determine from time to time in its sole discretion.

(2)           Vacation.  The Executive shall be entitled to four (4) weeks paid vacation per annum, and such additional paid vacation time as the Board may reasonably determine or is consistent with the Company’s vacation policy, as it exists from time to time. Payment upon termination of the Executive’s employment for unused vacation will be consistent with the Company’s vacation policy, as it exists from time to time.

(3)           Holidays.  The Executive shall be entitled to all holidays generally provided to other employees of the Company, currently eleven (11) paid holidays in each calendar year.

(4)           Sick Leave/Disability.  During any period in which the Executive is absent from work as a result of personal injury, sickness or other disability, the Board may, by majority vote, appoint an Acting Executive to serve for the duration of the Executive’s absence.  The Company shall, while such period continues or for one hundred eighty (180) days, whichever is a shorter period, pay the Executive her full Base Salary.  The Executive will also be entitled to additional disability benefits at least equal to that which is generally provided to other executive employees after the Effective Date.

(5)           Directors’ and Officers’ Liability Insurance.  During the Term, the Company shall acquire and pay for, or reimburse the Executive for, directors’ and officers’ liability insurance for the benefit of the Executive in an amount at least equal to that generally provided to other executive officers of the Company.

4.             DUTIES OF THE EXECUTIVE.

 A.   Duties.  During the Term, the Executive shall be Senior Vice President, General Counsel and Secretary of the Company, shall perform such duties as the Company may reasonably require and shall use her best efforts to carry into effect the directions of the Chief Executive Officer of the Company. Notwithstanding the foregoing, the Executive shall not assume the duties of General Counsel and Secretary until the conclusion of a brief transition period, which is anticipated to end on November 15, 2007.

 B.           Representation.  During the Term, the Executive shall well and faithfully serve the Company and use her best efforts to promote the interests of the Company.  The Executive shall at all times give the Company the full benefit of her knowledge, expertise, technical skill and ingenuity in the performance of her duties and exercise of her powers and authority as Senior Vice President, General Counsel and Secretary.  In particular (but without limiting the generality thereof), the Executive shall give to the Chief Executive Officer such information regarding the affairs of the Company as he shall require and at all times conform to the reasonable instructions or directions of the Chief Executive Officer.

C.            Office Location; Time Devoted by Executive.  During the initial Term, the Executive is expected to spend not less than half of her time in the Company’s office located in Princeton, New Jersey, with the remainder to be spent in the Company’s office located in Milpitas, California.  In either office location, the Executive agrees to devote substantially all her time and attention during business hours and such additional time and attention as may reasonably be required to perform her duties hereunder, and shall not engage in or perform duties for any other person or entity which interferes with the performance of her duties hereunder.  It shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, (c) manage personal investments, or (d) engage in activities permitted by the policies of the Company or as specifically permitted by the Company, so long as such activities do not significantly interfere with the full time performance of the Executive’s responsibilities in accordance with this Agreement or result in a conflict of interest with her duties hereunder which may be subject to review and approval by the Nominating and Corporate Governance Committee of the Company.

5.             RESTRICTIONS ON THE EXECUTIVE.

 A.           Proprietary Information and Inventions Agreement.  The Executive agrees to sign the Company’s standard proprietary information and inventions agreement for employees, a copy of which is attached hereto as Exhibit A.

 B.           Non-Competition; Non-Solicitation. During the Term and for twelve (12) months thereafter, or, if employment is terminated by either party for any reason prior to the end of the Term, for twelve (12) months following such termination, without the consent of the Nominating and Corporate Governance Committee of the Board of Directors, the Executive may not:

(1)           directly or indirectly engage in, or have any interest in, any business (whether as employee, officer, director, agent, a five percent (5%) or greater security holder, creditor, consultant, or otherwise) that competes directly with the business of the Company (as such business may exist during the Term);

(2)           whether for himself or on behalf of any other person or company, directly or indirectly, solicit orders for the creation of antibodies in transgenic animals from any person or company, who at any time within the year prior to the end of the Term was a licensee, collaborator or customer of the Company;

(3)           directly or indirectly induce or solicit any other employee of the Company to terminate his or her employment with the Company for the purpose of  joining another company in which the Executive has an interest (whether as an employee, officer, director, agent, a five percent (5%) or greater security holder, creditor, consultant, or otherwise); or

(4)           if a Change in Control of the Company occurs that was not recommended to the Company’s shareholders for approval by the Incumbent Board and the Executive’s employment is terminated without Cause or by the Executive for Good Reason, the restrictions on future activities described above in Sections 5.B(1) through 5.B(3) will lapse immediately upon the Executive’s termination..

 C.           Breach.  The Executive acknowledges that there may be circumstances in which her breach of any covenant set forth in this Section 5 could cause harm to the Company, which harm may not be compensable by monetary damages alone and could potentially entitle the Company to injunctive relief.  However, by acknowledging this possibility, the Employee is not agreeing to waive her right to require the Company to meet its evidentiary burdens as required by law in any cause of action brought by the Company seeking such injunctive relief.

6.             TERMINATION AND SEVERANCE BENEFITS IN CERTAIN EVENTS.

 A.           General.  The Executive may terminate her employment hereunder at any time, with or without Good Reason, as defined below, upon written notice to the Company. The Company may terminate the Executive’s employment hereunder at any time, with or without Cause, as defined below, upon written notice to the Executive.

 B.           Non-Renewal.  The provisions of this Section 6.B apply if the Term is not renewed pursuant to the provisions of Section 2.

(1)           Subject to Section 6.B(2), if the Company has given notice of non-renewal, the Company shall pay the Executive her then existing Base Salary in the form of periodic installments on the Company’s regular pay schedule, and continue Executive’s benefits enumerated in Section 3.E(1) (to the extent permitted by the Company’s insurance carriers and by the terms of the applicable plans) for one (1) year commencing with the day following the final day of the Term; provided, however, that this obligation shall be mitigated by earned income and benefits actually received by or for the account of the Executive from alternative employment during such one (1) year period.  In addition, notwithstanding any provisions of the plan or stock option agreement pursuant to which any stock options were granted, the Executive shall be entitled to exercise any of Executive’s stock options vested as of the final day of the Term until eighteen (18) months from the final day of the Term or the expiration of the stated period of the option, whichever period is the shorter.

(2)           Payments in respect of Base Salary pursuant to Section 6.B(1) shall be subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment be delayed until six (6) months after the Executive’s separation from service if the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such separation from service.  The first payment that is made following any such delay shall include all amounts that would otherwise have been paid during the period of such delay, without adjustment on account of such delay.

(3)           If the Executive has given notice of non-renewal, all Company obligations to the Executive as to compensation and benefits shall cease at the conclusion of the Term.

(4)           At the conclusion of the Term, all Company obligations to the Executive as to compensation and benefits shall cease except for those provided above.

 C.                                 Termination for Cause by the Company.  This Agreement and the Term may be terminated for Cause by the Company pursuant to the provisions of this Section 6.C.  As used herein, “Cause” shall mean any of the following events:

(1)           Any willful misconduct in the Executive’s performance of duties to the Company or any willful misconduct independent of the Company that, in the latter case, has a significant adverse impact upon the operations, business, affairs, reputation or valuation of the Company;

(2)           The Executive’s conviction of, or a plea of nolo contendere with respect to, a felony, or the Executive’s commission of any act of fraud against the Company or under federal or state securities laws;

(3)           Willful material noncompliance by the Executive with any material written policy of the Company;

(4)           Any material breach by the Executive of this Agreement that is not cured by the Executive within thirty (30) days following written notice from the Company;

(5)           Any regulatory or judicial order that results in a bar or loss of license to the Executive’s continued performance of all or a substantial portion of the Executive’s duties hereunder, or

(6)           Willful and continued failure by the Executive to substantially perform the Executive’s duties as Senior Vice President, General Counsel and Secretary (other than any failure resulting from disability or illness or from termination by the Executive for Good Reason).

For purposes of the foregoing, no action or inaction shall be deemed to be “willful” unless it is done or omitted to be done by the Executive directly and not by imputation. Failure to perform the Executive’s duties with the Company during any period of disability shall not constitute Cause.  The Executive’s suspension with pay from her duties by the Board in good faith for a period not exceeding thirty (30) days, while an investigation is made as to the existence of Cause, shall not constitute Cause or give rise to Good Reason.

If a majority of the members of the Board (excluding the Executive if he is then a member of the Board) determines that Cause exists for termination of the Executive’s employment, written notice thereof shall be given to the Executive describing the state of affairs or facts deemed by the Board to constitute such Cause.  The Executive shall have thirty (30) days after receipt of such notice to cure the reason constituting Cause, and if he does so, the Term shall not be terminated for the Cause specified in the notice.  During such thirty (30) day period, the Term shall continue, and the Executive shall continue to receive her full Base Salary, expenses and benefits pursuant to this Agreement.  If such Cause is not cured to the Board’s reasonable satisfaction within such thirty (30) day period, the Executive may then be immediately terminated by a majority vote of the Board, excluding the Executive if the Executive is then a member of the Board.

If the Term is terminated by the Company for Cause, the Executive’s entire right to salary and benefits hereunder (with the exception of salary and benefits accrued prior to termination) shall cease upon such termination, but the provisions of Section 5.B shall continue to apply for twelve (12) months following the conclusion of the Term.

 D.                                 Termination without Cause by the Company or for Good Reason by the Executive.

(1)                                 The Company shall have the right to terminate the Term without Cause on forty-five (45) days’ written notice to the Executive.

(2)                                 The Executive shall have the right to terminate the Term for Good Reason.  As used herein, “Good Reason” shall mean any of the following events that are not consented to by the Executive and not cured by the Company within forty-five (45) days following written notice:

(a)           A material diminution in the Executive’s position or function, provided, however, that a change in the Executive’s title or reporting relationships or the appointment of an Acting Executive pursuant to Section 3.E(4) shall not provide the basis for a termination with Good Reason;

(b)           A relocation of the Executive’s business office to a location more than fifty (50) miles from Milpitas, California, except for required travel by the Executive on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations as of the Effective Date;

(c)           A material breach by the Company of any provision of this Agreement or any other material agreement between the Executive and the Company concerning the terms and conditions of the Executive’s employment.

To be eligible for any benefits under this Agreement pursuant to a termination for Good Reason, the Executive shall be required to provide written notice to the Company of the existence of any of the foregoing events within forty-five (45) days following the initial occurrence of the event.  Upon such notice, the Company shall have a period of forty-five (45) days to remedy such event and not be required to provide benefits to the Executive on account of such event. The Executive’s consent to any of the foregoing events that would otherwise constitute Good Reason shall be conclusively presumed if the Executive does not exercise her rights under the first sentence of this Section 6.D(2) within forty-five (45) days following the initial occurrence of the event.

(3)           Subject to Section 6.D(4), if the Term is terminated pursuant to Section 6.D(1) or 6.D(2), the Company shall pay the Executive her then existing Base Salary in the form of periodic installments and continue the benefits described in Section 3.E(1) (to the extent permitted by the Company’s insurance carriers and by the terms of the applicable plans) for two (2) years following the conclusion of the Term.  All of the Executive’s outstanding stock options and other equity awards shall become fully and immediately vested to the extent not already so provided under the terms of such awards.  In addition, notwithstanding any provisions of the plan or stock option agreement pursuant to which any outstanding stock options were granted, the Executive shall be entitled to exercise such stock options for eighteen (18) months following the conclusion of the Term or until the expiration of the stated period of the option, whichever period is the shorter.

(4)           Payments pursuant to Section 6.D(3) shall be subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment be delayed until six (6) months after the Executive’s separation from service if the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such separation from service.  The first payment that is made following any such delay shall include all amounts that would otherwise have been paid during the period of such delay, without adjustment on account of such delay.

E.             Resignation by the Executive.

(1)                                 The Executive shall have the right to terminate the Term, by way of resignation, upon ninety (90) days’ written notice to the Company.  A termination by the Executive for Good Reason pursuant to Section 6.D(2) shall not be considered a resignation pursuant to this Section 6.E(1).

(2)                                 If the Term is terminated pursuant to Section 6.E(1), the Executive’s entire right to salary and benefits hereunder shall cease at the effective date of the termination of the Term, but the provisions of Section 5.B shall continue to apply for twelve (12) months following the conclusion of the Term.

F.             Termination Upon Change in Control.

(1)                                 For the purposes of this Agreement, a “Change in Control” shall mean any of the following events:

(a)           An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) other than in a Non-Control Acquisition (as defined below) by any Person (as the term “Person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, (the “1934 Act”)) which results in such Person first attaining “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty-one percent (51%) or more of the combined voting power of the Company’s then outstanding Voting Securities.  For purposes of the foregoing, a “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), or (ii) the Company or any Subsidiary.

(b)           The individuals who, as of the date of this Agreement, were members of the Board (the “Incumbent Board”) cease for any reason to constitute at least 66 2/3% of the Board; provided, however, that if the election, or a nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least 66 2/3% of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of the proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c)           The consummation of a transaction approved by the Company’s shareholders and involving:  (1) a merger, consolidation or reorganization in which the Company is a constituent corporation, unless (i) the shareholders of the Company, immediately  before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty-six and two-thirds percent (66-2/3%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially  the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization, (ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least 66 2/3% of the members of the board of directors of the Surviving Corporation, and (iii) no Person other than (w) the Company, (x) any Subsidiary, (y) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or (z) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of fifty-one percent (51%) or more of the then outstanding Voting Securities, has Beneficial Ownership of fifty-one percent (51%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities (a transaction described in clauses (i) and (ii) shall herein be referred to as a “Non-Control Transaction”); (2) a complete liquidation or dissolution of the Company; or (3) an agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

(d)           Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because the level of Beneficial Ownership held by any Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding Voting Securities as a result of a repurchase or other acquisition of Voting Securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall occur.

(2)           If the Executive’s employment with the Company or its successor is terminated by the Company or its successor other than for Cause or by the Executive for Good Reason pursuant to the procedures set forth in Section 6.D(2), in either case, within one (1) month prior to or twenty-four (24) months following a Change in Control, the Company or its successor shall provide the Executive with the following benefits in lieu of those pursuant to Section 6.D(3):

(a)           Amount:  Subject to Section 6.F(2)(d), in addition to all compensation for services rendered by the Executive to the Company up to the date of termination, the Company or its successor shall pay to the Executive in a lump sum an amount equal to the sum of (i) twenty-four (24) times the Executive’s monthly Base Salary then in effect, plus (ii) two (2) times the greater of (x) the Executive’s targeted level of bonus for the year during which the Executive’s termination occurs, but in no case less than the target bonus set forth in Section 3.B, or (y) the bonus actually paid to the Executive pursuant to Section 3.B in the year immediately preceding the year in which the Executive’s termination occurs, plus (iii) an amount equal to the greater of (x) the Executive’s targeted level of bonus for the year during which the Executive’s termination occurs, but in no case less than the target bonus set forth in Section 3.B, or (y) the bonus actually paid to the Executive pursuant to Section 3.B in the year immediately preceding the year in which the Executive’s termination occurs; provided, however, that the amount described in clause (iii) shall be prorated based upon a fraction, the numerator of which is the number of days the Executive is employed during the year in which termination occurs and the denominator of which is three hundred sixty-five (365).

(b)           Benefits:  In addition to the payment described above, the Company or its successor shall continue to provide to the Executive the benefits described in Section 3.E(1) (to the extent permitted by the Company’s insurance carriers and the terms of the applicable plans) for a period of twenty-four (24) months after termination.

(c)           Acceleration of Equity Awards:  All of the Executive’s outstanding options and other equity awards shall become fully and immediately vested to the extent not already so provided under the terms of such awards.  In addition, notwithstanding any provisions of the plan or stock option agreement pursuant to which any outstanding stock options were granted, the Executive shall be entitled to exercise such options for three (3) years from the date of termination of employment or until the expiration of the stated period of the option, whichever period is the shorter.

(d)           Section 409A:  Payments pursuant to Section 6.F(2)(a) shall be subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment be delayed until six (6) months after the Executive’s separation from service if the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such separation from service.  The first payment that is made following any such delay shall include all amounts that would otherwise have been paid during the period of such delay, without adjustment on account of such delay.

(e)           Gross-Up Payment: If any payment, acceleration of stock options, restricted shares or other equity award or other benefit made or provided to the Executive (collectively, the “Payment”) is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), the Executive will be entitled to receive, not later than the end of the Executive’s taxable year following the taxable year in which the Excise Tax is paid, an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. Notwithstanding the foregoing provisions of this Section 6.F(2)(e), if it shall be determined that the Executive is entitled to a Gross-Up Payment but the Payment does not exceed 110% of the greatest amount that could be paid to the Executive without giving rise to any Excise Tax (the “Safe Harbor Amount”), then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Payment, in the aggregate, is reduced to the Safe Harbor Amount. Any such reduction shall be applied first to the payments that the Executive designates for that purpose.  Any determination required under this Section 6.F(2)(e) shall be made conclusively by a national independent public accounting firm reasonably acceptable to the Executive as may be designated by the Company.

G.            Termination for Disability.

(1)           Should the Executive be absent from work as a result of personal injury, sickness or other disability for any continuous period of time exceeding one hundred eighty (180) days, the Term may be terminated by the Company, upon written notice given to the Executive, because of the Executive’s disability.

(2)           If the Term is terminated pursuant to Section 6.G(1), then, following such termination, the Executive shall continue to be entitled to the benefits described in Section 3.E(1) (to the extent permitted by the Company’s insurance carriers and the terms of the applicable plans) for one hundred eighty (180) days after the conclusion of the Term.  In addition, notwithstanding any provisions of the plan or stock option agreement pursuant to which any stock options were granted, the Executive shall be entitled to exercise any of Executive’s stock options that are vested as of the final day of the Term until eighteen (18) months from the final day of the Term or until the expiration of the stated period of the option, whichever period is the shorter.

H.            Termination Upon Death.  If not earlier terminated, the Term shall terminate upon the death of the Executive, and the Company or its successor shall have no further obligation to the Executive or her estate except to pay the Executive’s estate any Base Salary accrued but remaining unpaid prior to her death, any expenses accrued but remaining unreimbursed prior to her death, and any benefits accrued but remaining unpaid prior to her death.  In addition, the Company or its successor shall continue, for the benefit of Executive’s dependents, the benefits described in Section 3.E(1) (to the extent permitted by the Company’s insurance carriers and the terms of the applicable plans) for two (2) years commencing with the day following Executive’s death.  In addition, notwithstanding any provisions of the plan or stock option agreement pursuant to which any stock options were granted, any of Executive’s stock options that are vested as of the final day of the Term shall remain exercisable until eighteen (18) months from the final day of the Term or until the expiration of the stated period of the option, whichever period is the shorter.

I.              COBRA.  If the Company continues health benefits for Executive and her dependents pursuant to Sections 6.B(1), 6.D(3), 6.F(2)(b), 6.G(2) or 6.H, the Executive and her dependents, as applicable, shall be required to elect to receive such continued coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and any analogous state law, and the Company’s provision of such continued coverage for all purposes shall be considered continuation coverage under COBRA and any analogous state law.  If the Executive is required to make an election pursuant to the preceding sentence, the Company will reimburse the Executive for her COBRA and any analogous state law premiums incurred during the periods set forth in the sections of this Agreement enumerated in the preceding sentence, as applicable, unless and until Executive becomes a full-time employee of another entity.

7.                                      MISCELLANEOUS.

A.            Notice.  Any notice to be given hereunder shall either be delivered personally and/or sent by first class certified mail and regular mail.  The address for service on the Company shall be its registered office, and the address for service on the Executive shall be her last known place of residence.  A notice shall be deemed to have been served as follows:

(1)           if personally delivered, at the time of delivery; and/or

(2)           if posted, at the expiration of 48 hours (10 days if international) after the envelope containing the same was delivered into the custody of the postal authorities.

B.                                    Disability.  The Company acknowledges its obligations under state and federal law to provide reasonable accommodations to the Executive in the event of a disability, and nothing in this Agreement is intended to relieve the Company of that responsibility.

C.                                    Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors and assigns, provided that neither Party shall assign any of its rights or privileges hereunder without the prior written consent of the other Party except that the Company may assign its rights hereunder to a successor in ownership of all or substantially all the assets of the Company.

D.                                    Severability.  Should any part or provision of this Agreement be held unenforceable by a court of competent jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding, unless such enforceability substantially impairs the benefit of the remaining portions of the Agreement.

E.                                      Waiver.  No failure or delay on the part of either Party in the exercise of any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or privilege preclude other or further exercise thereof or of any other right of privilege.

F.                                      Captions.  The captions used in this Agreement are for convenience only and are not to be used in interpreting the obligations of the Parties under this Agreement.

G.                                    Choice of Law.  The validity, construction and performance of this Agreement and the transactions to which it relates shall be governed by the laws of the State of New Jersey, without regard to choice of laws provisions, and the Company and the Executive irrevocably consent to the exclusive jurisdiction and venue of the federal and state courts located within New Jersey, and courts with appellate jurisdiction therefrom, in connection with any matter based upon or arising out of this Agreement.

H.                                    Entire Agreement.  This Agreement embodies the entire understanding of the Parties as it relates to the subject matter contained herein and as such, supersedes any prior agreement or understanding between the Parties relating to the terms of employment of the Executive.  No amendment or modification of this Agreement shall be valid or binding upon the Parties unless in writing executed by the Parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

MEDAREX, INC.

By:	/s/ Howard H. Pien

Name:	Howard H. Pien

Title:	President and Chief Executive Officer

/s/ Ursula Bartels

Name:	Ursula Bartels

Dated:	October 16, 2007

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

MEDAREX, INC.

INVENTION AND CONFIDENTIAL INFORMATION AGREEMENT

NEW JERSEY FORM

In consideration of my employment or continued employment by MEDAREX, INC. (the “Company”), and the compensation now and hereafter paid to me, I, Ursula Bartels, hereby agree as follows:

1.                                     NONDISCLOSURE.

1.1          Recognition of Company’s Rights; Nondisclosure.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Confidential Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.  I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information.  I hereby assign to the Company any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole property of the Company and its assigns.

1.2          Confidential Information.  The term “Confidential Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company.  By way of illustration but not limitation, the term “Confidential Information” includes (a) data, results, targets, ideas, processes, techniques, formulae, know-how, improvements, discoveries, developments and designs, tangible and intangible information relating to biological materials such as cell lines, antibodies, tissue samples, proteins, nucleic acids and the like, assays and assay components and media, procedures and formulations for producing any such assays or assay components, and pre-clinical and clinical data, results, developments or experiments (hereinafter  collectively referred to as “Inventions”), (b) plans for research, development and new products, manufacturing, marketing and selling information, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, partners and customers, and (c) information regarding the skills and compensation of other employees of the Company.

1.3          Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4          No Improper Use of Information of Prior Employers and Others.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.                                     ASSIGNMENT OF INVENTIONS.

2.1          Proprietary Rights.  The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

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2.2          Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3          Assignment of Inventions.  Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4          Nonassignable Inventions. I recognize that, in the event of a specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”), this Agreement will not be deemed to require assignment of any invention which qualifies fully for protection under a Specific Inventions Law by virtue of the fact that any such invention was, for example, developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secrets and neither related to the Company’s actual or anticipated business, research or development, nor resulted from work performed by me for the Company.  In the absence of a Specific Inventions Law, the preceding sentence will not apply.

2.5          Obligation to Keep Company Informed.  During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.  At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.  I agree that it shall be conclusively presumed as against me that any Invention related to the Confidential Information described by me in a patent, service mark, trademark, or copyright application, disclosed by me in any manner to a third person, or created by me or any person with whom I have any business, financial or confidential relationship, within one (1) year after termination of my employment with the Company, was conceived or made by me during the period of my employment with the Company and that such Invention is the sole property of the Company.

2.6          Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed in writing by the Company.

2.7          Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8          Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and

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from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after such termination of my employment for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.             RECORDS.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Confidential Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.             ADDITIONAL ACTIVITIES.  I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company.  I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

5.             NO CONFLICTING OBLIGATION.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with the terms of this Agreement.

6.             RETURN OF COMPANY DOCUMENTS.  When I leave the employ of the Company and at the Company’s earlier requests, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, records and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of the Company.  I further agree that any property situated on the Company’s premises and owned by the Company, including, without limitation, disks, computers, hard drives and other storage media, filing cabinets, lockers or other work areas, is subject to inspection by Company personnel at any time with or without notice.  Prior to leaving, I will cooperate with the Company in completing and signing the Company’s exit interview documentation.

7.             LEGAL AND EQUITABLE REMEDIES.  Because my services are personal and unique and because I may have access to and become acquainted with the Confidential Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.             NOTICES.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9.             NOTIFICATION OF NEW EMPLOYER.  In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.                               GENERAL PROVISIONS.

10.1        Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of the State of New Jersey,

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as such laws are applied to agreements entered into and to be performed entirely within New Jersey between New Jersey residents.  I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Mercer County, New Jersey for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2        Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held by a court to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3        Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4        Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5        At-Will Employment Relationship.  I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or advance notice.

10.6        Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7        Entire Agreement.  The obligations pursuant to Sections 1 and 2 of this Agreement (with the exception of Section 2.7) shall apply to any time during which I was previously employed, or am in the future employed, by the Company as an employee or as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions or written or oral agreements, commitments or understandings between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely:                          , 2007.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated:

(Signature)

(Printed Name)

ACCEPTED AND AGREED TO:

MEDAREX, INC.

By:

Title:

707 State Road
Princeton, NJ 08540

Dated:

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EXHIBIT A

PREVIOUS INVENTIONS

TO:	MEDAREX, INC.

FROM:

DATE:

SUBJECT:	Previous Inventions

1.             Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by MEDAREX, INC. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2.             Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement Party(ies)	Relationship

1.

2.

3.

☐ Additional sheets attached.

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